EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (filed on or about July 11, 2018) pertaining to the Medallion Financial Corp. 2018 Equity Incentive Plan of our reports dated March 14, 2018 on (i) the consolidated financial statements of Medallion Financial Corp. and subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the three-year period ended December 31, 2017 and on the selected financial ratios and other data for each of the five years in the five-year period ended December 31, 2017, and the consolidated schedules of investments in and advances to affiliates as of and for the years ended December 31, 2017 and 2016; (ii) the effectiveness of internal control over financial reporting as of December 31, 2017; and (iii) the financial statements of Medallion Bank as of December 31, 2017 and 2016 and for each of the three years in the three-year period ended December 31, 2017, all of which appear in the Annual Report on Form 10-K of Medallion Financial Corp. for the year ended December 31, 2017.

/s/ Mazars USA LLP
Mazars USA LLP
New York, New York
July 11, 2018